Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

**MXE - Q3 2008 MXenergy Earnings Conference Call

Event Date/Time: May. 20. 2008 / 8:30AM ET

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FINAL TRANSCRIPT

May. 20. 2008 / 8:30AM ET, **MXE - Q3 2008 MXenergy Earnings Conference Call

CORPORATE PARTICIPANTS

 Robi Artman-Hodge

 MXenergy Holdings Inc. - EVP

 Chaitu Parikh

 MXenergy Holdings Inc. - CFO

 Jeffrey Mayer

 MXenergy Holdings Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

 Maryana Kushnir

 Nomura Asset Management - Analyst

 Ted Burdick

 Camulos Capital - Analyst

 Matt Waytrack

 Morgan Stanley - Analyst

 PRESENTATION

 Operator

 Good day, ladies and gentlemen, and welcome to the Third Quarter 2008 MXenergy Earnings Conference Call. My name is Erica, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Ms. Robi Artman-Hodge, Executive Vice President of MXenergy. Please proceed, ma’am.

 Robi Artman-Hodge - MXenergy Holdings Inc. - EVP

Thank you, Erica. And good morning, everyone. I’m Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc.

Today we will be reviewing with you our financial results for the quarter ended March 31st 2008, which is the third quarter of our 2008 fiscal year and we may refer to this during the call as “this period” or “the current quarter”. In addition, MXenergy Holdings Inc. may also be referred to as MXenergy during the call.

Before we begin, I would like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward looking statements.

Such factors include those risks described in our annual report on form 10K for the year ended June 30, 2007, as well as in our Form 10-Q for the third quarter of our fiscal year 2008. All information is current as of the date of this call and the Company undertakes no duty to update this information.

We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to talk, at this point, about events occurring after March 31st,

2008 which haven’t previously been disclosed. Now, I will turn the call over to Jeffrey A. Mayer, MXenergy Holdings Inc.’s President and Chief Executive Officer.

Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

Thank you, Robi. Good morning everyone and thank you for joining us. I’m Jeff Mayer, President and CEO of MXenergy Holdings Inc. In addition to Robi, I’m joined this morning by Chaitu Parikh, our Chief Financial Officer and by Steve Murray, who’s up from Houston, our Chief Operating Officer. Today, we are reviewing with you our results for the third quarter and the first nine months of our fiscal year 2008.

Our third quarter was a challenging one with, frankly, disappointing results. These stem from three key factors. First, we experienced a drop in our natural gas gross profit, resulting principally from lower volume of MMBTUs sold and from lower gross profit from MMBTUs sold, excluding volumes and gross profit for MMBTUs sold associated with customers acquired from PS Energy Group that was the GasKey acquisition which was effective January 1st.

Note that the customers we acquired in connection with the GasKey acquisition primarily included commercial and industrial customers from which we earned lower gross profit for MMBTUs sold than those for our traditional mass market business, and this factor depressed our gross profit for MMBTUs sold further.

Second, we continued to experience higher operating costs due to two significant drivers. The first significant cost driver was continued integration of the legacy MXenergy information systems onto the systems acquired from Shell Energy Services Company in 2006. This work required a substantial dedication of internal resources, including both full time and consulting personnel. The second significant cost driver was continued heavy investment in internal financial control enhancements, driven by our goal to be fully SOX compliant by June 30 of this year.

Finally, a third major factor effecting our third quarter results was our failure to bring on a sufficient number of new customers early enough for the associated volume and gross profit to have offset the additional expenses we were incurring. While our growth in Residential Customer Equivalents, or “RCEs” as we refer to them, over the past six months has begun to offset attrition, the incremental growth came, later than necessary to match the ramp up in our costs.

That being said, our overall business fundamentals remain sound. Our in-contract customer attrition has improved to an average of 19% for the nine months ended March 31, 2008, down from an average of 27% for the same period in the prior fiscal year. This improvement stems from the concerted effort to maintain the quality of our sales, to employ dedicated and well trained customer care representatives, to continue to promote win-back programs and to raise brand awareness, particularly in our largest market of Georgia.

We have renewed our organic growth. Customer counts and RCEs have increased approximately 2% and 4%, respectively, including strong growth in the electricity business during the three months ended March 31st, 2008.

Our electricity business continues to grow as a percentage of our overall business. We have profitably increased electricity RCEs by 169% since March 31st, 2007, and electricity now reflects about 9% of our total sales revenues for the nine months ended March 31, 2008.

Despite widespread concerns about mortgage defaults and consumer debt across the country, our bad debt experience is in line with historic levels and credit risk assessment procedures remain sound.

During the nine months ended March 31, 2008, we did not experience a material change in the collectibility of accounts receivable, despite concerns about weak economic conditions.  Our risk management systems and controls continue to perform well and remain conservative and sound.

And finally, another reflection of the strength of our fundamental business model, we have improved and enhanced our internal controls and are on track to be SOX compliant for our fiscal year ended June 30, 2008 (though these only will be internally tested by that time). And while we experienced a major ramp up in operating expenses to accomplish this, we do not anticipate we will need to continue to ramp up these expenses in a similar fashion on an ongoing basis.

During the current quarter, adjusted EBITDA, that is earnings before interest, tax, depreciation, amortization, unrealized gains and losses from risk management activities and stock compensation expense, was $31.7 million, which represented a decrease of $17 million from the same period in the prior fiscal year.

This decrease was due to a decrease of $16.4 million in natural gas gross profit, excluding any unrealized gains and losses from risk management activities, and an increase in operating expenses, excluding depreciation, amortization, and stock compensation expense of $3 million. These items were partially offset by an increase of $2.5 million of electricity gross profit, excluding again, any unrealized gains and losses from risk management activities.

During the nine months ended March 31, 2008, adjusted EBITDA was $37 million, which represented a decrease of $22.1 million from the same period in the prior fiscal year. This decrease was due likewise to a decrease of $19.3 million in natural gas gross profit and an increase in operating expenses of $8.2 million. These items were also partially offset by an increase of $5.2 million of electricity gross profit.

Lower natural gas profit and higher electricity gross profit — I should say, lower natural gas gross profit and higher electricity gross profit—were partially driven by fluctuations in our volumes of natural gas and electricity sold to customers, and partially due to other factors that impacted the gross profit per MMBTU or megawatt hours sold. Chaitu will address these in more detail in just a few moments.

Combined natural gas and electricity RCEs at March 31st, 2008 reflected increases of approximately 14% from December 31, 2007 and 8% from March 31, 2007. Excluding additional RCEs acquired in connection with the GasKey acquisition, total RCEs at March 31, 2008 reflected an increase of 4% from December 31, 2007, or a decrease of 8% from March 31, 2007.

Electricity RCEs have grown 169% from March 31, 2007 to March 31, 2008, due to strong organic growth and to our acquisition of Vantage Power Services, L.P. during the fourth quarter of our fiscal year ended June 30, 2007. You’ll recall that the Vantage acquisition put us into the Texas electricity market.

Excluding the RCEs acquired in connection with the GasKey acquisition, natural gas RCEs have remained relatively constant during the three months ended March 31, 2008 and have decreased approximately 10% from March 31, 2007 to March 31, 2008, due to normal customer attrition, which was partially offset by new customer growth.

Over the course of the two fiscal quarters leading up to March 31, 2008, we began to experience higher levels of customer additions as a result of various marketing initiatives that began during the last quarter of our fiscal year ended June 30, 2007. Our current marketing strategies include a number of important initiatives, some of which are ongoing, and some of which are new and have received additional emphasis.

We continue to market to the mass market residential and small commercial customers using direct mail, internet, telemarketing and door to door programs. We’re marketing through inside and outside sales agents to mid-market commercial customers. We’re introducing new, or in some cases, reintroducing old product such as our — among the new products are our ENERGY STAR Rebate Program and You Save or We Pay Program. And we have a number of other old products that we have reintroduced as well.

And then finally, in terms of our marketing strategies, we’re continuing our efforts to market longer term fixed rate products in what, prior to recent market, was a challenging natural gas market. We continue to experience good results with our expanded door to door effort. In that regard, we continue to enjoy an excellent compliance record, and relationships with the utilities and the commissions in our various territories remain sound. We continue to evaluate other new territories for future business expansion.

As previously noted, in-contract attrition for the nine months ended March 31, 2008 reflected a substantial improvement from the same period in the prior fiscal year. The loss of customer accounts continues to be primarily due to residential moves, customer payment issues and the customer initiated switches.

Our traditional renewals continue to be high and principally in line with past experience. Two LDCs in Ohio are continuing to pursue their plans to exit the merchant function. We are active participants in this process and look forward to taking advantage of additional opportunities that will become available over the next few months and years for marketers such as MXenergy in these areas.

The GasKey acquisition, completed in the current quarter, represents the 10th business acquisition completed since the inception of our Company. We continue to search for suitable acquisition candidates as part of our broad business development initiatives for fiscal year 2008 and beyond.

We also continue to pursue organic growth within our existing markets and to move into new LDC markets that take advantage of our established multi-channel marketing system, our information technology and customer operations infrastructure, our customer care platform, and our expertise in energy supply.

We will continue to examine these opportunities critically with an eye for economy and strategic benefits, but with an equal regard for the distractions and risks that such mergers could cause. I will now turn the call over to Chaitu Parikh for a more detailed discussion of our financial results for the three months and the nine months ended March 31, 2008.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Thank you, Jeff. As Jeff previously noted, lower adjusted EBITDA for the current quarter and for the nine months ended March 31, 2008, was primarily the result of lower natural gas gross profit and higher operating expenses. Natural gas gross profit decreased $16.4 million or 25% in the current quarter and decreased $19.3 million, or 19%, in the nine months ended March 31st, 2008 as compared with the same periods in the prior fiscal year. Gross profit per MMBTUs sold decreased 29% in the current quarter and decreased 14% in the nine months ended March 31st, 2008.

The primary factors that contributed to the decline in natural gas gross profits include the following: a reduction in gross profit associated with lower volumes in natural gas sold. A lower volume impacted results by approximately $3.5 million and $10.9 million for the three and nine months ended March 31st, 2008, respectively, as compared with the same periods in the prior fiscal year.

Excluding the volume of natural gas sold to customers acquired in connection with the GasKey acquisition and the volume impact of the refinement of our revenue estimation methodology in the Michigan markets, the amount of natural gas sold was 4% lower and 12% lower for the three and nine months ended March 31st, 2008 respectively. Lower RCEs, excluding the impact of the GasKey acquisition, was the primary driver for lower volumes sold.

During the three and nine months ended March 31st, 2007, the Company was able to take advantage of pricing opportunities related to our variable gas portfolio. During those periods, we were able to set prices lower than the prevailing rate many of the utilities charge to their customers, while earning a margin at the higher end of the competitive range.

As prices were generally increasing during the current year, we were not able to realize similar margins from this group of customers. A change in methodology for our Michigan markets affected our March 31st, 2007 results. We are now deferring the sales revenue and capitalizing inventory associated with delivered natural gas not yet consumed by our customers in the Michigan markets.

In contrast, these amounts were recorded as sales and cost of sales for the nine months ended March 31st, 2007. As a result of recording this change, our natural gas gross margin was approximately $6.4 million higher for the three months ended March 31st, 2007, as compared with the same period in the current fiscal year. Comparative year to date results for the nine months ended March 31st, 2008 and 2007 were not materially impacted by this change as the annual true up occurs at the end of March each year.

The negative impacts on natural gas gross profit noted above were partially offset by the following positive factors: higher gross profit of $900,000 for the nine months ended March 31st,  2008 from the inclusion of an extra month of activity from customers acquired in connection from the SESCo acquisition.

Our methodology for valuing natural gas inventory on the balance sheet on a weighted average cost basis resulted in a $1.5 million benefit for the three months ended March 31st,  2008, and a $1 million benefit for the nine moths ended March 31st, 2008, as compared with the same period in the prior fiscal year.

Higher fee income for the three and nine months ended March 31st, 2008 as compared with the same periods in the prior fiscal year was due primarily to an extra month of fee income from the Georgia market associated with the SESCo acquisition and expansion into the Texas electricity market.

Realized gains and losses from risk management activities include net gains or losses related to natural gas held in inventory at the balance sheet date. Offsetting changes in gross margin should be realized in future periods as these inventories are sold.

During the three and nine months ended March 31st, 2008, respectively, we recorded $2.5 million and $1.1 million of higher realized net gains, as compared with the same periods in the prior fiscal year, related to this natural gas held in inventory.

Electricity gross profit increased $2.5 million, or 569%, in the current quarter, and increased $5.2 million, or 199%, in the nine months ended March 31st, 2008, as compared to the same periods in the prior fiscal year.

Substantially higher volumes of electricity sold resulting from a substantial increase in electricity RCEs were partially offset by lower gross profit per megawatt hours sold during the nine months ended March 31st, 2008, as compared with the same period in the prior fiscal year.

We’ve experienced growth in the Texas market, where our gross profit per megawatt hour sold is generally lower due to serving more commercial accounts than we do in our other power markets. Lower margins on introductory rates offered to new customers in our northeast U.S. markets also contributed to a decline in overall gross profit per megawatt hours sold.

Now, let’s turn to operating expenses. Total operating expenses, including depreciation and amortization, increased approximately $600,000 and $8.7 million, respectively, for the three and nine months ended March 31st, 2008 as compared to this same period in 2007. I’d like to mention a few unusual transactions during the current and prior fiscal years that, when excluded, provide a better picture of normalized operating expenses.

During the three and nine months ended March 31st, 2007, we incurred $0.3 million and $1.9 million respectively for restructuring and other charges associated with the SESCo acquisition. In March 2008, the Company issued common stock to two of our senior executives. Total compensation expenses related to the issuance of these shares was approximately $1.7 million.

Excluding the impact of these unusual items, general and administrative expenses decreased by $200,000, or 1%, and increased by $5.6 million, or 14%, for the three and nine months ended March 31st, 2008 respectively, as compared with the same periods in the prior fiscal year.

As Jeff previously indicated, higher operating expenses primarily resulted from the continuation of various initiatives commenced during the prior fiscal year to enhance and further support improved operations and controls.

Specifically, the nine month increase in expenses was due to the following factors: higher payroll related expenses, recruiting fees, professional fees and other general expenses were incurred related to expanding our customer billing collection and customer service functions in support of our expanded power business. Increased costs related to enhancing our overall internal controls environment for various corporate accounting and reporting functions were also realized.

Higher professional fees related to development of a formalized internal audit function and implementation of an internal controls environment that complies with the Sarbanes Oxley Act of 2002. Higher information technology expenses related to business growth and process improvement initiatives. The principal objective of these initiatives include the integration of legacy CRM systems onto the customer relationship management system that serves the SESCo business and the implementation of internal controls, as described above. An additional month of expenses related to operations acquired from SESCo.

You may recall that during the quarter ended September 31st, 2007, we incurred significant expenses related to a multimedia campaign designed to support our direct sales activities in the Georgia market. This campaign is a primary driver of higher advertising and marketing expenses for the nine months ended March 31st, 2008. This first quarter campaign was partially offset by lower multimedia expenditures during the six months subsequent to September 2007 as the Georgia campaign was completed.

In addition, during the nine months ended March 31st, 2008, we shifted our marketing focus and resources towards direct sales and marketing initiatives. Much of the costs associated with these marketing channels are deferred as customer acquisition costs on our consolidated balance sheet and amortized over the three year estimated life, which resulted in lower marketing expenses, and which partially offset higher multimedia expenses in the first quarter.

Higher reserves and discounts expense for the nine months ended March 31st, 2008 was partially due to higher total sales recorded for the period and partially due to a higher concentration of revenues and receivables in the Georgia natural gas market, and Massachusetts and Texas power markets in which we bear credit risks.

In general, our bad debt experience during the period has been consistent with historical trends for the markets that we serve. Depreciation and amortization expense includes depreciation of fixed assets and amortization of customer acquisition costs. Higher expenses for the nine months ended March 31st, 2008 was partially due to an additional month of expense associated with the SESCo operations and partially to higher balances of customer acquisition costs during the current fiscal year.

Net interest expense was unchanged for the three months ended March 31st, 2008 and increased $1.7 million for the nine month period ended March 31st, 2008, as compared to the respective periods in the prior year.

The year to date increase in interest expense was primarily due to mark-to-market adjustments related to interest rate swaps utilized to hedge our interest rate risk associated with the Senior Notes. This was partially offset by generally lower interest rates during the current fiscal year.

Our effective tax rate was significantly higher for the current quarter and for the nine months ended March 31st, 2008 as compared with the same periods in the prior year. Due — it’s really due to the following factor: during the three months ended March 31st, 2008 we reported an additional tax provision for 2007 and 2008 state income taxes. It was also due to some changes in the mix and amounts of permanent tax differences.

During the nine months ended March 31st, 2008, our cash and cash equivalents decreased $84.4 million to a balance of $52.3 million at the end of the period. Cash of approximately $35.3 million was used for operating activities during the nine months ended March 31st, 2008, which reflects a $65 million change from the $40.4 million provided by operations from the same period ended March 31st, 2007.

Significant components of the change included lower operating profit, excluding unrealized gains and losses from risk management activities and non-cash expenses such as depreciation, amortization and stock compensation expense, and various changes in asset and liability balances that are consistent with normal seasonal business cycles.

We also used cash in the following investing and financing activities during the year: $12 million was paid to acquire assets from PS Energy Group related to the GasKey acquisition; $14.8 million was used for investment and customer acquisition costs; $12 million was used to acquire outstanding Senior Notes from existing bond holders; and $11 million was used to repay the entire amount outstanding under the Denham credit facility.

We did not draw any borrowings under our revolving credit facility during the nine months ended March 31st, 2008. As of the end of the quarter, the total availability under our revolving credit facility was $192 million, of which $151.4 million was utilized in the form of outstanding letters of credit.

Our revolving credit facility was amended, effective March 31st, 2008, to permit an increase in the maximum allowable leverage ratio — average leverage ratio-though the agreement termination date and to reduce the minimum interest coverage ratio for a limited period of time. We’re in compliance with these provisions and all other covenants associated with our debt agreements as of March 31st, 2008.

Our revolving credit facility will expire in December 2008, at which time any outstanding principal amounts will become due. In addition, our hedge facility will expire in August 2008. We are currently considering options for renegotiating or renewal or extension of these agreements or for negotiating a facility with new counterparties. I’ll now turn the call back to Jeff Mayer for some closing remarks.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Thank you, Chaitu. And again, let me thank our listeners for joining us this morning. We appreciate your interest in the Company and we’ll now open the call for questions. Erica?

 QUESTION AND ANSWER

 Operator

 (OPERATOR INSTRUCTIONS). Our first question comes from the line of Maryana Kushnir with Nomura Asset Management. Please proceed.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Hi. I have a number of questions. First of all, it seems like, to me, that margins per MMBTU was really the major issue, rather than volume. And also, I wanted to understand better what happened on the variable pricing contracts. I mean how much did they cost you in terms of EBITDA and did I understand that correctly that basically you weren’t hedged on those positions and I just wanted to understand better how that happened. That’s my first question.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Sure, well you’re right in that the margin — the per unit margin impact was a significant reason for the decline in natural gas gross profit during the period. However, the variable margins are not — it’s a variable business so we don’t hedge our variable business. There is no need to hedge because it’s month to month pricing. And the decline in margin associated with the variable business was not due to any lack of hedging ability or risk management initiatives that we have in play.

So that’s the first point I wanted to make. The second point is really, it was due to the decline, it’s really just due to the pricing environment that we’re in; whereas last year we had natural gas prices that were either declining or staying fairly constant. Whereas this year, natural gas prices have been generally increasing.

As a result, in the prior period, we saw some opportunities where we were able to price customers that were on our variable programs at very nice margins. This year, we did not have that same opportunity.

 Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

 And to expand on that briefly, Maryana. The reason for that is in — as you may know, in the regulated utility business, utility prices are changed periodically, generally in natural gas on a monthly basis. In a declining price environment, as we experienced last year, the utility prices lagged the market.

And so, as Chaitu noted, we had the opportunity to enjoy some wider margins than this year, where we have an increasing pricing environment and the utility prices continued to lag the market. And therefore, the utility prices operate effectively as a limiting factor on our ability to enjoy wider margins.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Just one other point to add there is that we do have, during the quarter, we added the GasKey portfolio, which was primarily consisting of commercial and industrial accounts. Those accounts generally have a lower margin than our mass market business.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. And then, can you quantify the impact of having more opportunities for variable contracts last year versus this year. And also could you quantify the contribution — EBITDA contribution from GasKey, or gross margin contribution from GasKey on this quarter?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 We can’t really quantify the GasKey contribution. Once we’ve acquired the business and we’ve consolidated the business with our existing portfolio of customers in Georgia, all the revenues and costs become commingled. So it’s very difficult for us to break out the specific contribution from that acquisition.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 As for your first question, we have, over the past couple years, begun to increase our focus on variable price business in large part because of the contango market - that is with a forward price curve showing lower prices in the front, higher prices in the back. It has been more challenging to offer customers long term fixed price contracts that are priced significantly below current utility variable pricing.  [Editor’s Note:  The transcript has been edited to reflect that it has been more challenging to offer customers long term fixed price contracts that are priced significantly BELOW current utility variable pricing.]

And so, we have found that variable price product has been a larger part of our mix. Recently, as you may have noticed, the market has shifted considerably. We’re now back to backwardation in the long term market and we have noticed an increase in the sales of our long term fixed price product.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. So, I mean the performance — therefore the performance — the very strong performance last year, should we be viewing that as a more non-recurring gain because you had all this variable opportunities and this year it went back to more normal, or should we be looking at this quarter, where you didn’t really have much variable opportunity and still — I mean, I’m just confused what’s normal, what’s not normal; given the current market.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 I think, natural gas prices go up and down. So I think we will continue to see opportunities in the future. We can’t predict in which quarter those opportunities will present themselves, but we think we will see some of those opportunities. So I don’t necessarily view it as a non-recurring item. I just view it as a timing difference and at some point we’ll see markets come back our way and we’ll be able to price in additional margin.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. Also, I wanted to understand better, customer acquisition costs and attrition, all those different factors. If I just kind of do back of the envelope calculation on customer acquisition costs, it seems like they went up, versus what previously I’ve been calculating about $90 per customer and now I’m calculating about $120 or higher. I just wanted to understand if you really have seen higher acquisition costs. Or perhaps, this is because due to the fact that you’ve been talking about where it cost some customer but they didn’t really hit the account and things like that.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 We have experienced slightly higher acquisition costs than our target, however, with our more recent focus on direct marketing channels, we expect to see that average trend down over — in the future.

 Maryana Kushnir - Nomura Asset Management - Analyst

 What do you estimate it costs you to acquire customers, currently?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 We don’t disclose — we don’t disclose that number in our 10Q.

 Maryana Kushnir - Nomura Asset Management - Analyst

 What if I ask you differently. What is the maintenance spending to acquire customers, to keep the customer account flat at the current attrition rate, at current customer count, and using those assumptions?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Again, it’s not something that we — you can take an assumed acquisition cost per customer, or a targeted acquisition cost per customer, and you can look at the attrition rates; and you can do the math and calculate that number.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Yes, that’s what I was trying to do. But now, I’m not sure if — previously we’re talking about that you failed to bring new customers early enough to make kind of an impact on our financials. And to, I guess, to make an impact on customer account number. So, I was wondering if that factor contributed to this higher implied acquisition costs. If you — I hope you understand what I mean.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 No. Yes, no, I see what you’re saying and no, I don’t think that’s had an impact on the higher costs. That was, I think, what Jeff was alluding to there was really that we were developing some of these marketing channels. And the growth that we experienced just did not occur in time for us to realize the benefits from having those customers on over the winter months where most of the volume is realized.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 That’s correct, Maryana. The significance of the timing must be viewed in the context of our overall business. We ideally in a business like this, we would ramp up our expenses in proportion to our customer growth. As we noted, there were two key drivers, the IT integration and the SOX compliance, which led us to make an investment that we don’t see needed in future. At least we don’t see a need for any further ramp up in the future. But that increase in expenses came ahead of the customer growth and the revenue from additional RCEs. And so, that’s the significance of that timing.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay, and my last question before I let others ask you questions, working capital, is it going to be a use or source this year?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Well, we don’t provide any projections around where we think working capital will be, but you can look at where it was last year and what we experienced during the year. You can look at where earnings were for the nine months of this year, and I think you could also factor in that we have a higher number of power accounts that we’re servicing this year compared to last year, which has a slightly different seasonality to it. So, then I guess you factor in all those things when considering what working capital will be for the full year.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. Thank you.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Thank you, Maryana.

Operator

 Our next question comes from the line of Ted Burdick with Camulos Capital. Please proceed.

 Ted Burdick - Camulos Capital - Analyst

 Hi, good morning and thanks for the update. The previous caller asked a lot of my questions. But, I would sort of ask you to expand on what you’re expectations are going into renegotiations of the LC/revolver agreements coming up this summer? In particular, where you expect pricing and size to be.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 You know, Ted, that we can’t give you any future forecasts. I think Chaitu put it best. We are evaluating all of our options including renewal extension and new counterparties. You may have seen in the marketplace, there have been quite a number of players in this space providing financing alternatives to companies similar to ours. And so we’ve been pleased to see that the structure that we pioneered a number of years ago has become fairly standardized in the industry and we’re reviewing our options. But I think beyond that we can’t — we can’t go.

 Ted Burdick - Camulos Capital - Analyst

 Okay. That’s helpful. Also, in terms of your use of cash over the course of the nine months has been sort of a balance between developing internal organic growth, acquisition and paying down debt. Can you sort of, again certainly not asking for projections, but sort of in priority in terms of future investment, future strategic thinking. Would you expect to maintain that balance or are there opportunities better internally, externally, or paying down debt?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Well, we did have some flexibility in our ability to pay down debt provided to us under our credit agreement. We had an amendment we had executed in December that specifically allowed us to do that. Beyond that amendment that was done, we don’t have any further flexibility under our existing credit agreement to buy back any debt.

And then, in terms of the balance of our opportunities, we’ll continue to, as we have in the past, we’ll continue to look at internally growing the business through organic means as well as looking at net acquisitions that are accretive and make sense for us.

 Ted Burdick - Camulos Capital - Analyst

 Okay. I mean, obviously, speaking as a debt holder, I would advocate, maintain that flexibility to pay down additional debt in any future revolver discussions, but I’m sure you’re taking that into consideration.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 We are.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 We are definitely on the same page.

 Ted Burdick - Camulos Capital - Analyst

 Okay. Thanks.

Operator

 (OPERATOR INSTRUCTIONS). Our next question comes form the line of Matt Waytrack from Morgan Stanley. Please proceed.

 Matt Waytrack - Morgan Stanley - Analyst

 Hi, Jeff. Hi, Chaitu. How are you?

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 I’m very well, Matt. Good morning.

 Matt Waytrack - Morgan Stanley - Analyst

 Good morning. Just a couple questions, regarding the hedge facility, I noticed that as of April 2008, you guys reposted cash collateral of $25 million and also, just in reference to the amendment in terms of the MMBTUs of 65,000 down to 35,000. Just looking for just a little bit more clarity around that and the rationale for the reposting of the cash collateral.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Right. We reduced the size of the facility principally because we just did not need that large a facility. We had — currently we’re using roughly 50% of that facility. So we have lots of room for growth, given the current size of that facility.

 Matt Waytrack - Morgan Stanley - Analyst

 Okay. And then the reposting of cash?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 It’s just a better use of cash we get.

 Matt Waytrack - Morgan Stanley - Analyst

 Okay.

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Effective use of the cash.

 Matt Waytrack - Morgan Stanley - Analyst

 Okay. Also, too — and then, something I think Maryana also touched on too. Given the shape of the curve and the backwardation, have you guys, I know you can’t put forth anything forward looking, but in terms are you starting to see interest spike up again in the longer term fixed price contracts?

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Yes, we are. And I think if you look at the shape of the curve you can see why. Again, let me emphasize though that utility prices are often slow to catch up to the market. But I think we can anticipate they will, in some territories they have and we saw in the first quarter a pleasing increase in our ability to market long term fixed price product.

 Matt Waytrack - Morgan Stanley - Analyst

 Excellent. And just one final question, with regards to you guys exhausting your flexibility in terms of debt buybacks. Going for strategic acquisitions, do you guys have a preference towards further growing in that gas space or starting to really focus more on this power business, which seems to be growing very nicely?

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 We are very opportunistic. We agree, electricity continues to be an attractive marketplace for us, it is growing nicely. We see quite a bit of interest in the two regions, northeast and Texas that we have been developing.

I can’t tell you we have any future plans that emphasize one area over the other. I can tell you that it continues to be a goal of the Company to take advantage of diversification in different markets, different territories, different product groups, different customer segments. And therefore, I think you can expect that electricity is a great interest to us because of the benefits of diversification that it presents.

 Matt Waytrack - Morgan Stanley - Analyst

 Okay. That’s all. Thanks guys. Appreciate it.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Thank you, Tim — oh, Matt, I’m sorry. Thank you Matt.

Operator

 We have a follow up question from the line of Maryana Kushnir form Nomura Asset Management. Please proceed.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Hi. I wanted to clarify, was there any weather impact this quarter?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 We did experience weather impact in that it was warmer than normal. Compared to the prior year, it was also warmer than normal. So we think that this year’s results were impacted based on normal weather patterns. Specifically in our Georgia market where we saw it was approximately 12% using a 30 year normalized weather, 12% warmer than normal in Georgia, which is a large portion of our natural gas piece.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 In the first quarter?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 12% in the current quarter, the third quarter.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Third quarter.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay, but year-over-year, it wasn’t that different, right?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Year-over-year, it was not that different.

 Maryana Kushnir - Nomura Asset Management - Analyst

 But, in first quarter and in second, there were more significant differences, right? In weather patterns?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 I believe in the first quarter of our fiscal year there’s very little heating load. So there’s very little impact. But in the second quarter I believe there was more of an impact on weather.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. And also on regarding revolver. I guess you indicated that you were in — basically renegotiated some covenants to allow you more flexibility. Could you kind of quote the magnitude of that increased flexibility?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 Sure what we did is there were two covenants that were amended. One was the average leverage ratio, which changed from 4.0 to 5.0. And we had an interest coverage ratio, which we reduced from 1.6 to 1.4 temporarily. And then, over the next few months, those numbers will sort of scale back to where they are currently.

 Maryana Kushnir - Nomura Asset Management - Analyst

 And are they calculated? These things are calculated on an LTM basis, or how are they calculated?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 The average leverage ratio is done on an LTM basis. So its average leverage is still looking at average debt over the previous 12 months. Interest coverage is obviously done on an LTM basis as well.

 Maryana Kushnir - Nomura Asset Management - Analyst

 And average leverage ratio doesn’t include cash on hand does it?

 Chaitu Parikh - MXenergy Holdings Inc. - CFO

 No, it does not.

 Maryana Kushnir - Nomura Asset Management - Analyst

 Okay. Thank you.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Thank you, Maryana.

Operator

 There are no further questions. I would not like to turn the call back over to Robi Artman-Hodge for closing remarks.

 Robi Artman-Hodge - MXenergy Holdings Inc. - EVP

 Thank you, Erica. Since there are no further questions, I want to thank all of you for joining us today. A replay of this conference call will be available starting tomorrow for about 30 days at the investor relations link at www.mxholdings.com.

Additionally, we will post a transcript of today’s teleconference on or about May 30th, 2008, also at the investor relations link at www.mxholdings.com. We truly appreciate your continued interest in MXenergy and we’re looking forward to having you on future calls with us. Have a great day.

 Jeffrey Mayer - MXenergy Holdings Inc. - President, CEO

 Thank you, all.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone have a great day.

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